SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

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                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 19, 1999



                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



          Delaware                       1-9494                 13-3228013
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
     incorporation)                                       Identification Number)


 727 Fifth Avenue, New York, New York                           10022
  (Address of principal executive offices)                    (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000

Item 5.  Other Events.

     On July 19, 1999, Registrant issued the following press release announcing that it will form a joint venture and enter into a diamond supply agreement with Aber Resources Ltd.:

         NEW YORK, July 19, 1999 - Tiffany & Co. (NYSE-TIF) announced that it will form a joint venture and enter into a diamond supply agreement with Aber Resources Ltd. (TSE-ABZ and NASDAQ-ABERF). It is expected that this commercial relationship will enable Tiffany to secure a considerable portion of its future diamond needs.

         Aber, based in Vancouver, holds a 40 percent interest in the Diavik Diamonds Project in Canada's Northwest Territories, an operation being developed to mine substantial gem-quality diamond reserves. Production is expected to commence in 2002.

         Michael J. Kowalski, President and Chief Executive Officer, said, "We are excited about this unique sourcing opportunity, which is consistent with our vertical integration strategy. Diamond jewelry represents our largest product category, and ongoing growth will require us to secure an increasing quantity of the highest-quality diamonds. This agreement with Aber is intended to ensure Tiffany a steady supply of diamonds at competitive prices."

         In addition, Tiffany announced that it is making a strategic investment in Aber, by purchasing 8 million shares of its Common Stock at a cost of approximately $72 million, representing approximately 14.9 percent of Aber's outstanding shares. In connection with this investment, one member of Tiffany's management will join Aber's Board of Directors.

         Tiffany & Co. is the internationally renowned jewelry and specialty retailer. Sales are made through TIFFANY & CO. stores and boutiques, and to select retailers and distributors, in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing sales are made through Tiffany's Corporate and Catalog divisions. Additional information can be found on the Company's Web site at www.tiffany.com.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TIFFANY & CO.


                                  BY:     /s/ Patrick B. Dorsey
                                          _____________________________________
                                          Patrick B. Dorsey
                                          Senior Vice President, General Counsel
Date: July 20, 1999                       and Secretary